UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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PDC ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 18, 2019

PDC Energy Files Definitive Proxy and Mails Letter to Shareholders

Urges Shareholders to Vote “FOR” All Three of Company’s Nominees on the WHITE Proxy Card

PDC is Successfully Executing its Operating Plan Focused on
Capital Discipline, Profitable Growth and Free Cash Flow Generation

DENVER, CO, April 18, 2019 — PDC Energy, Inc. (“PDC” or the “Company”) (Nasdaq:PDCE) today announced that it has filed definitive proxy materials with the U.S. Securities and Exchange Commission in connection with its 2019 Annual Meeting of Stockholders (“2019 Annual Meeting”), scheduled for May 29, 2019. PDC shareholders of record as of the close of business on April 1, 2019 will be entitled to vote at the 2019 Annual Meeting.

The Company is also mailing a letter to shareholders. Highlights of the letter include:

•                  PDC’s Board and management team have successfully repositioned the Company as a focused player with strong core positions in the Wattenberg Field in Colorado and Delaware Basin in Texas.

•                  The Company is successfully executing its plan and advancing its financial priorities, which include:

o                 Sustainable free cash flow;

o                 Financial and operational discipline; and

o                 Profitable growth.

•                  PDC’s plan is working and resulted in strong 2018 financial and operating results, underscoring the value of the Company’s high-quality portfolio.

•                  The Company has provided a differentiated multi-year outlook and expects to build upon its proven track record of delivering on commitments.

•                  PDC’s three incumbent directors standing for reelection — PDC’s Chief Executive Officer Bart Brookman, and independent directors Mark E. Ellis and Larry F. Mazza — are highly-qualified and have critical operating, industry and regulatory expertise to drive the Company’s plan forward.

•                  Kimmeridge’s nominees have no significant public company board, large-scale operating or technical expertise, and they lack Colorado regulatory experience.  The PDC Board believes Kimmeridge is undertaking this proxy contest as part of an effort to use PDC as a vehicle to pursue its own M&A agenda.

The full text of the letter can be viewed at:

http://www.pdce.com/annual-meeting/PDC-Energy-Letter-to-Shareholders.pdf

EVERY SHAREHOLDER’S VOTE IS EXTREMELY IMPORTANT,
NO MATTER HOW MANY SHARES THEY OWN.

Shareholders who have questions or require any assistance voting their shares should contact PDC Energy’s proxy solicitor:

MacKenzie Partners, Inc.

Stockholders may call toll-free: (800) 322-2885

Banks and Brokers may call collect: (212) 929-5500

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that acquires, explores and develops properties for the production of crude oil, natural gas and NGLs, with operations in the Wattenberg Field in Colorado and the Delaware Basin in Reeves and Culberson Counties, Texas.  PDC’s operations are focused in the horizontal Niobrara and Codell plays in the Wattenberg Field and in the Wolfcamp zones in the Delaware Basin.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”), Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”) and the United States (“U.S.”) Private Securities Litigation Reform Act of 1995 regarding our business, strategy, the 2019 Annual Meeting, and potential nominees for the board of directors. All statements other than statements of historical fact included in and incorporated by reference into this report are “forward-looking statements.” Words such as expect, anticipate, intend, plan, believe, seek, estimate and similar expressions or variations of such words are intended to identify forward-looking statements herein. Although forward-looking statements contained in this press release reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Forward-looking statements are always subject to risks and uncertainties, and become subject to greater levels of risk and uncertainty as they address matters further into the future. Because such statements relate to events or conditions further in the future, they are subject to increased levels of uncertainty.

Further, we urge you to carefully review and consider the cautionary statements and disclosures, specifically those under the heading “Risk Factors,” made in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the U.S. Securities and Exchange Commission (“SEC”) on February 28, 2019, and our other filings with the SEC for further information on risks and uncertainties that could affect our business, financial condition, results of operations and prospects, which are incorporated by this reference as though fully set forth herein. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this press release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

ADDITIONAL INFORMATION

PDC has filed a definitive proxy statement and WHITE proxy card with the SEC in connection with its solicitation of proxies for the 2019 Annual Meeting. PDC SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by PDC with the SEC without charge from the SEC’s website at www.sec.gov. Investors and shareholders can also obtain, without charge, a copy of the definitive proxy statement and other relevant filed documents from PDC’s website at http://investor.pdce.com/sec-filings.

CERTAIN INFORMATION REGARDING PARTICIPANTS

PDC, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from PDC’s shareholders in connection with the matters to be considered at the 2019 Annual Meeting.  Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Contacts:	Investors
Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

Media
Joele Frank, Wilkinson Brimmer Katcher
Andy Brimmer / Andrew Siegel
212-355-4449

April 18, 2019 Dear Fellow PDC Energy Shareholder, In advance of the upcoming 2019 Annual Meeting of Stockholders (“2019 Annual Meeting”) of PDC Energy, Inc. (“PDC,” “PDC Energy,” “PDCE,” the “Company,” “we,” or “us”), you have an important decision to make regarding the composition of the Company’s Board of Directors that will impact the future of our Company and determine the value of your investment. Your Board and management team have taken decisive steps to position the Company for success in today’s dynamic oil and gas environment. As a result, PDC is focused on its strong core assets and is successfully executing an operating plan that reflects a focus on capital discipline, profitable growth and free cash flow generation. Through the successful execution of this strategy, we expect to deliver on our commitment to create short and long-term value for shareholders. In this regard, we announced a 2019 plan and 2020 outlook that reflects our momentum and commitment to generating substantial free cash flow, while continuing to grow our production and maintaining a conservative leverage profile. In short, PDC has the right assets, the right strategy and the right team to deliver results for our shareholders. As you may be aware, Kimmeridge Energy Management Company, LLC (“Kimmeridge”), a New York based private equity firm, has nominated three individuals to stand for election at the 2019 Annual Meeting in opposition to your Board’s nominees. Your Board is open-minded regarding opportunities to enhance value, and welcomes constructive input from shareholders. We have had numerous conversations with representatives of Kimmeridge to better understand their views, and we have carefully reviewed Kimmeridge’s nominees - as we would any director candidate nominated by a shareholder. As a result of this thoughtful process and engagement, we are confident that your Board’s three nominees standing for re-election at the 2019 Annual Meeting – PDC’s Chief Executive Officer Bart Brookman, and independent directors Mark E. Ellis and Larry F. Mazza – bring to your Board the critical expertise and skills necessary to drive our proven plan forward. In contrast, Kimmeridge is asking PDC shareholders to support a slate of nominees who do not possess large-scale operational and technical expertise. Electing Kimmeridge’s nominees would result in removing individuals from the PDC Board with the critical operating and industry experience necessary for successful execution of the Company’s strategy to drive long-term shareholder value. Further, Kimmeridge’s plan for the Company lacks substance and demonstrates a fundamental misunderstanding regarding the realities of managing a diversified E&P operation as a public company. Vote the Enclosed WHITE Proxy Card Today “FOR” All Three of PDC Energy’s Highly Qualified Director Nominees

PDC is Well-Positioned with Strong Core Assets and has the Right Strategy for Driving Long-Term Shareholder Value Under the leadership of your Board and management team, PDC Energy has successfully repositioned the Company as a focused player with core positions in the Wattenberg Field in Colorado and the Delaware Basin in Texas – two of the higher rate of return plays in the U.S. Our high return Core Wattenberg position generates substantial free cash flow for potential debt reduction, potential return of capital to shareholders or potential reinvestment in high rate of return drilling. PDC is among the lowest cost producers in Colorado, reflecting our substantial experience and operating scale in the Wattenberg. Our consolidated acreage position in rural Weld County, Colorado, allows us to maximize lateral lengths, while minimizing surface impacts. We have had a long-term presence in Weld County and have built strong relationships with local communities and landowners. Our assets in the Delaware Basin were acquired in late 2016 and since closing the transaction, we have achieved strong operational results, including improved per well performance, successful down spacing initiatives and related testing of additional intervals. Additionally, we have invested in valuable midstream infrastructure and put in place peer-leading marketing agreements. Our 2019 program is focused on oil-rich areas utilizing multi-well pads and longer laterals to drive returns. Executing on Core Strategic Priorities Designed to Capitalize on Our Position Your Board and management team have repeatedly demonstrated their willingness to take decisive actions to adapt to the changing environment and position PDC Energy for success. Since 2008, PDC has realigned its port-folio to become an oil-focused operator in two top-tier resource plays. We have also taken actions to ensure we have the right Board and management team in place to capitalize on value-enhancing opportunities. Since your Board ap-pointed Bart Brookman as the Company’s President and Chief Executive Officer in 2015, Kimmeridge’s own analysis - based on its preferred metrics and peer group - indicates that PDC has outperformed a broadly defined E&P peer group in return on average capital employed (ROACE). PDC’S ROACE SINCE BART BROOKMAN’S APPOINTMENT AS CEO1 PDCE Average of E&P Peer Group 10% 5% 0% (5%) (10%) 2015 2016 2017 2018 1 Chart based on Kimmeridge presentation dated March 7, 2019

Further, Wall Street broker consensus estimates suggest that the Company will outperform peers on cash return on capital investment ("CROCI"), which we believe is a better metric than ROACE to measure our cash return on investments over the long term and more accurately reflects returns on capital in our industry given differences in accounting methodologies.

2019E CROCI[2]



Permian Peers
Diversified Peers
DJ Peers
20%
14%
13%
13%
12%
12%
10%
10%
9%
9%
7%
7%
JAG
PDCE
XOG
WPX
SRCI
CDEV
SM
MTDR
OAS
CRZO
CPE
QEP

Under the leadership of the Board and management, we have established a financial and operational model differentiated in the small and mid-cap oil and gas sector by our focus on:

- Prioritizing employee safety and responsible development in partnership with our local communities;
- Generating top tier sustainable free cash flow; and
- Growing production at 15-20% on a debt-adjusted per share basis.

We are committed to being a best-in-class operator, governed by a disciplined financial policy and solid returns for investors, while prioritizing employee safety and responsible and sustainable development.

Our financial priorities include:

Sustainable Free Cash Flow

We are committed to generating sustainable free cash flow. As we have publicly stated, we expect to achieve $125-225 million of free cash flow in 2019-2020 assuming $50 oil and $3.00 gas prices; at a $60 oil and $3.00 gas price, free cash flow in 2019-2020 is expected to exceed $300 million. Using Wall Street broker consensus estimates, PDC's free cash flow margin for 2019 and 2020 is expected to be among the best of the Company's peers. PDC is well-positioned to implement a program to return capital to shareholders upon generation of recurring and sustainable free cash flow.

2019E FCF MARGIN[3]



Permian Peers
Diversified Peers
DJ Peers
17%
10%
10%
6%
1%
(9%)
(21%)
(21%)
(22%)
(26%)
(31%)
(34%)
OAS
PDCE
SRCI
CRZO
WPX
QEP
SM
XOG
CPE
MTDR
JAG
CDEV

2 Source: FactSet as of 04/10/19; Note: PDCE and peer metrics based on Wall Street research consensus as sourced from FactSet; CROCI is defined as EBITDAX minus cash taxes divided by average gross PP&E (current year and prior year)

3 Source: FactSet as of 04/10/19; Note: PDCE and peer metrics based on Wall Street research consensus as sourced from FactSet; FCF margin is defined as free cash flow divided by capital investment

Financial and Operational Discipline We plan to reduce capital investments by $150 million in 2019 from 2018 levels, while generating free cash flow and growing production. For 2019, we are also leveraging past investments in our G&A and operating infrastructure designed to support our future growth. Specifically, in 2019 we are targeting G&A per barrel of oil equivalent (“Boe”) of $3.00 to $3.40 and lease operating expenses (“LOE”) of $2.85 to $3.15 per Boe, which will allow us to drive future growth and generate free cash flow. For 2020 and beyond, we expect further improvement in our cost structure and are targeting both G&A and LOE to be less than $3.00 per Boe. Profitable Growth While we are focused on free cash flow, we will continue to grow the business by investing in high-return opportunities and are confident our multi-year plan will result in strong debt-adjusted cash flow per share and production growth. To support that growth, we are making prudent investments to enhance capital efficiencies in the Core Wattenberg and have opportunistically made asset trades to develop contiguous acreage blocks, and focus on longer lateral lengths to improve economics and minimize operational footprint. In the Delaware Basin, we have achieved strong sequential production growth and continue to optimize returns by targeting oilier areas, drilling longer laterals and transitioning to multi-well pad development. Importantly, we are committed to maintaining the Company’s top-tier and well-capitalized balance sheet to support the initiatives underway, while also continuing to evaluate return of capital opportunities within a holistic returns-based framework. Your Board and management team will continue to engage with shareholders as we successfully execute our multi-year plan and unlock the additional value inherent in PDC Energy. Strong 2018 Results and Differentiated Multi-Year Outlook In 2018, our entire team executed well on our strategic plan and achieved strong financial and operating results, underscoring the value of our high-quality portfolio, despite certain third-party midstream constraints outside of our control. Full-year 2018 results included: • Increasing net cash from operating activities by 49% year-over-year to approximately $890 million. Strengthening our financial position, including maintaining liquidity of approximately $1.3 billion and lowering our year-end leverage ratio to 1.4 times compared to 1.9 times at year-end 2017. Increasing production by 26% year-over year to 40.2 million barrels of oil equivalent (“MMBoe”) or approximately 110,000 Boe per day. Growing oil production by 32% to 17.0 million barrels, representing 42% of total production. • • • ~15 The PDC Board and management team have a proven track record of delivering on commitments. We are confident in our ability to build on the momentum and foundation we have established to execute on what we believe is a differentiated multi-year outlook. 2019 PLAN ~20% year-over-year increase production per debt-adjusted share ~$25M Positive free cash flow generated at $50 WTI/$3.00 HH prices $ ~150M year-over-year reduction in capital investments $3.00-$3.40 $2.85-$3.15 G&A expenses per Boe LOE costs per Boe 2020 OUTLOOK 15-20% year-over-year increase production growth per debt-adjusted share $100-$200M Positive free cash flow generated at $50 WTI/$3.00 HH prices % Free Cash flow margin <$3.00 For each of G&A expenses and LOE per Boe

Your Board is Highly-Qualified and Has the Expertise and Skills Needed to Drive Value for All Shareholders

	Independent	PDC Board tenure	Experience with Colorado regulations	Years of oil & gas experience	Relevant expertise	Years of experience in relevant expertise	Years of board experience non-PDC
 **Bart Brookman** President & CEO		4 years	✔	> 30 years	Public company executive Oil and gas	> 30 years	–
 **Mark E. Ellis** Director	✔	2 years	✔	> 35 years	Public company executive Oil and gas	> 35 years	9
 **Larry F. Mazza** Director	✔	12 years	✔	12 years	Public company executive Financial / accounting	> 28 years	27

PDC's Board is focused on best practices in corporate governance. The Board is composed of independent and experienced directors who bring diversity of thought and expertise, are actively engaged in the execution of the Company's strategic plan, and value input from shareholders. Seven of your eight directors are independent, with complementary expertise in the areas of oil & gas operations, midstream, finance and accounting, mergers and acquisitions, legal and Colorado regulatory matters. Further, half of the Board's directors have been added in the last four years, reflecting our commitment to ongoing refreshment and diversity of experience. In addition, PDC has had separate Chairman and CEO roles for approximately eight years.

The Board's nominees for the 2019 Annual Meeting – Messrs. Brookman, Ellis and Mazza – have the skillsets necessary to navigate the specific challenges that E&P companies face, particularly in Colorado. Collectively, they bring more than 93 years of expertise relevant to serving on a public company board, more than 77 years of E&P industry expertise and more than 30 years of Colorado operational experience, as well as regulatory and local relationships. Removing any of these three directors would lead to a substantial loss of diversity of thought, large-scale operational and technical expertise, and key E&P leadership experience on the Board.

In contrast, Kimmeridge's candidates have no significant public board, large-scale operating and technical expertise or Colorado regulatory experience. Furthermore, Kimmeridge's efforts to target the Company's CEO, Mr. Brookman, for removal from the Board are unwarranted and radically misguided. Your Board has tremendous confidence in Mr. Brookman and the PDC management team. Mr. Brookman has led PDC as it has delivered on its financial commitments and is leading the successful execution of the Company's operating plan. Removing him from the Board would eliminate the most relevant perspectives regarding the Company's leadership, day-to-day operational strengths, strategic direction and execution and management of external challenges. It would be a radical step that would make the Board less effective and would undermine Mr. Brookman's ability to lead our management team at a pivotal time in the Company's 50-year history.

Your Board is Committed to Strong Corporate Governance and Executive Compensation Practices In addition to a focus on strong governance, your Board is committed to best practices in executive compensation. To that end, the Company recently announced enhancements to PDC’s executive compensation plan to ensure it is aligned with absolute performance and shareholder value creation. These changes include: • The institution of two new corporate metrics to evaluate executive performance – cash flow per debt-adjusted share and free cash flow margin – which further align management’s compensation with a continued commitment to financial discipline and capital efficiency in generating sustainable returns for investors; and • Adjusting our annual cash incentive program to contain a strict 50% quantitative payout based on the level of achievement of three financial metrics and two operational metrics, with all metrics weighted equally. These enhancements, combined with our existing metrics, will further ensure that management remains laser-focused on cost management, total corporate returns and sustainable and profitable growth. We will continue to focus on these areas and align our compensation approach with the creation of shareholder value. Kimmeridge’s Ideas Lack Substance and Ignore PDC’s Top-Tier Track Record Consistent with our commitment to shareholder engagement, your Board and management team have held numerous discussions with Kimmeridge over the last several years. The Board has carefully reviewed Kimmeridge’s three director candidates and various ideas and determined that: Kimmeridge’s ideas demonstrate a fundamental misunderstanding of public company management and large-scale E&P operations and would not be in the best interests of shareholders: • Kimmeridge has proposed cutting SG&A by $84 million - an extreme cut of more than 50% from budgeted levels - which would seriously impair the Company’s ability to safely execute on its operating plans. Cuts of that magnitude would also jeopardize PDC’s longstanding regulatory, community and safety efforts – areas in which dedicated employees, multi-year investment and engagement are critical. The proposed cuts further ignore the important investment required for long-term value creation and would be unsustainable as a going concern public company, particularly with one of its primary assets in Colorado. • Kimmeridge proposes implementing a 4% dividend, despite the fact that there is no precedent for a 4% dividend yield in our peer set and implementing such a dividend would not be sound or a sustainable financial policy for a company of our size. Many of Kimmeridge’s proposals are not new and are either already underway as part of our strategic plan, or are regularly reviewed as part of the Board’s ongoing evaluations to ensure we are taking all actions to create value: • We have already been very transparent regarding our plans to sell our non-core midstream assets in the Delaware Basin and have stated a willingness to consider returning capital to shareholders following a significant monetization event and additional returns - including consideration of a dividend - once free cash flow is consistently generated quarter after quarter under various commodity price environments. Substituting Kimmeridge’s nominees for PDC’s nominees would drastically reduce the Board’s effectiveness. • In contrast to our nominees, Kimmeridge’s candidates bring no significant public board, large-scale oil and gas operating and technical expertise, or Colorado regulatory experience, and their appointment would narrow the perspectives and skill sets represented on the Board. PDC’s three nominees collectively bring vast experience specifically relevant to PDC’s business and areas of operation. This is of particular importance at a time when environmental, community and regulatory concerns weigh heavily on producers across the industry, especially in Colorado.

We are committed to acting responsibly and in the best interest of shareholders. While we would prefer to avoid a costly proxy fight, we are not willing to make strategic or Board changes that would derail our operating plan and result in significant value destruction. Your Board and Management are Focused on Continuing to Deliver Value Your Board regularly evaluates all opportunities to create value. As we continue our pursuit of constructive ideas that support that objective, we look forward to further engaging with you, the shareholders of PDC Energy. We are open-minded and will continue taking actions that we believe are in the best interests of the Company and its shareholders. Importantly, our operating plan is working and we are laser-focused on our commitment to executing on that strategy. Your Vote Is Extremely Important! Vote The White Proxy Card Today in Order To Vote “FOR” And Elect Messrs. Brookman, Ellis, And Mazza as Unanimously Recommended by Your Board. We urge you to vote today by telephone, Internet, or by signing and dating the enclosed WHITE proxy card or voting instruction form and returning it in the postage-paid envelope provided. Please disregard any gold proxy card you get from Kimmeridge. If you have any questions about how to vote your shares, or need additional assistance, please contact our proxy solicitor, MacKenzie Partners, Inc. toll-free at (800) 322-2885 or at (212) 929-5500 or via email to proxy@mackenziepartners.com. On behalf of your Board, we thank you for your continued support and we look forward to continuing our engagement with you as we work to deliver substantial additional shareholder value in the years ahead. Sincerely, Jeffrey C. Swoveland Non-Executive Chairman of the PDC Energy Board We Believe Kimmeridge is Undertaking This Proxy Contest to Use PDC as a Vehicle to Pursue its own M&A Agenda In a number of meetings between Kimmeridge and the Company, as further detailed in the Company’s proxy statement, Kimmeridge has made it clear that its real priority is entering into a confidentiality agreement with the Company in order to advance potential M&A transactions involving PDC – including transactions in which Kimmeridge would provide the equity financing. PDC analyzes potential M&A transactions on an ongoing basis, but does so in a disciplined manner - particularly in recognition of the fact that major transactions create risks for shareholders, as well as opportunities. The Board will continue to consider constructive suggestions from all shareholders, including Kimmeridge, but believes that giving Kimmeridge privileged access to, and influence over, PDC’s M&A strategy is not in the best interests of all of the Company’s shareholders. Shareholders should question whether Kimmeridge is acting in its own best interest by pushing such M&A proposals, whether shareholders want to facilitate Kimmeridge’s attempt to use PDC as a means to implement its own M&A ambitions, or whether Kimmeridge’s nominees would advance the best interests of ALL PDC shareholders, if elected.

PROTECT THE VALUE OF YOUR INVESTMENT – VOTE THE WHITE PROXY CARD TODAY If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor listed below: Call Collect: 212.929.5500 Toll-Free: 800.322.2885 Email: proxy@mackenziepartners.com Forward-Looking Statements This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”) and Section 21E of the Securi-ties Exchange Act of 1934 (“Exchange Act”) regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical fact included in this letter are “forward-looking statements.” Words such as expect, anticipate, intend, plan, believe, seek, estimate, schedule and sim-ilar expressions or variations of such words are intended to identify forward-looking statements herein. Forward-looking statements include, among other things, statements regarding future: production, costs and cash flows, growth opportunities, commodity prices and differentials and capital expenditures, projects and returns, including that cash flows from operations will exceed expected capital investments in crude oil and natural gas properties in 2019 and 2020. The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this letter reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Forward-looking statements are always subject to risks and uncertainties, and become subject to greater levels of risk and uncertainty as they address matters further into the future. Throughout this presentation or accompanying materials, we may use the term “projection”, “outlook” or similar terms or expressions, or indicate that we have “modeled” certain future sce-narios. We typically use these terms to indicate our current thoughts on possible outcomes relating to our business or the industry in periods beyond the current fiscal year. Because such statements relate to events or conditions further in the future, they are subject to increased levels of uncertainty. Further, we urge you to carefully review and consider the cautionary statements and disclosures, specifically those under Item 1A, Risk Factors, made in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission (“SEC”) for further information on risks and uncertainties that could affect our business, financial condition, results of operations and cash flows. We caution you not to place undue reliance on forward-looking state-ments, which speak only as of the date of this letter. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this letter or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement. ADDITIONAL INFORMATION PDC has filed a definitive proxy statement and WHITE proxy card with the SEC in connection with its solicitation of proxies for its 2019 Annual Meeting of Stock-holders (the “2019 Annual Meeting”). PDC SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMEND-MENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by PDC with the SEC without charge from the SEC’s website at www.sec.gov. Investors and shareholders can also obtain, without charge, a copy of the definitive proxy statement and other relevant filed documents from PDC’s website at http://investor.pdce.com/sec-filings. CERTAIN INFORMATION REGARDING PARTICIPANTS PDC, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from PDC’s shareholders in connection with the matters to be considered at the 2019 Annual Meeting. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above. THIRD PARTY INFORMATION Certain information contained herein, including but not limited to information identified as “Wall Street broker consensus” estimates, reflect the views of third par-ties as reflected in publicly available documents. Such information is included herein for illustrative purposes and does not necessarily reflect the views of PDC.